Exhibit 10.1

Execution Version

Retirement Agreement and General Release of Claims

This Retirement Agreement and General Release of Claims (this “Agreement”) is entered into by Julia M. Laulis (“Executive”) and Cable One, Inc., a Delaware corporation (the “Company”), effective as of May 29, 2025 (the “Effective Date”).

1.
Background.  Executive will retire, and her role as President and Chief Executive Officer of the Company will end, effective as of the earlier of (i) the date that Executive’s successor as Chief Executive Officer commences employment with the Company and (ii) December 31, 2025 (such earlier date, the “Retirement Date”).

2.	Advisory Services.

a.
Effective as of the Retirement Date, and without any further action on the part of Executive, Executive acknowledges and agrees that Executive shall (a) retire from the position of President and Chief Executive Officer of the Company; (b) retire as Chair and a member of the Company’s Board of Directors (the “Board”); (c) retire or resign from any and all other positions Executive then holds with the Company or any of its subsidiaries (including as the member of the board of any subsidiary); and (d) remain a non-executive employee of the Company with the title of “Senior Advisor,” on the terms and conditions set forth herein.  For the avoidance of doubt, Executive waives any right to invoke, and agrees the foregoing actions shall not constitute, “Good Reason” under any plans, agreements (including the Equity Awards (as defined below) agreements) or other arrangements applicable to Executive.

b.
Executive agrees to serve as Senior Advisor to the Company during the period beginning on the day immediately following the Retirement Date and ending on January 3, 2027 (such date, the “Separation Date”, and such period, the “Advisory Period”).  Effective as of the Separation Date, Executive’s employment with the Company shall immediately cease, which shall be treated as a voluntary resignation for all purposes; provided that, after the Separation Date, Executive shall remain eligible for any retirement and welfare benefits in accordance with the applicable plan terms.  The Company agrees that it may not terminate Executive’s employment other than for Cause (as defined below) prior to the Separation Date.  For the purposes of this Agreement, “Cause” shall have the meaning set forth in the Restricted Stock Unit Award Agreement (Service-Based) between the Executive and the Company, dated January 3, 2025.

c.
During the Advisory Period, as may be reasonably requested by the Board, Executive shall perform the transitional and advisory services attached hereto on Exhibit A, in order to receive the consideration described in Section 3 below.  During the Advisory Period: (a) Executive shall no longer have the authorities, duties, or responsibilities commensurate with the position of President and Chief Executive Officer or any other officer position and shall have no authority to bind, or enter into agreements on behalf of, the Company; (b) Executive shall, solely upon written request by the Board, report to the Company’s offices; and (c)

Executive shall not, without the prior consent of the Board, contact any of the Company’s clients, suppliers, vendors, or employees (other than the Chief Executive Officer in connection with Executive providing the transitional and advisory services) for the purpose of conducting Company business or in violation of the restrictive covenants described in Section 11 of this Agreement.

d.
During Executive’s employment with the Company, and at all times thereafter, Executive agrees that she will not make (directly or indirectly) any false, defamatory or disparaging statements or disclosures with respect to the Company, any of its subsidiaries or affiliates or any of their respective employees, officers or directors, or any of its or their businesses, products, operations or practices.  The Company shall not, and shall use commercially reasonable efforts to cause members of the Board not to, during Executive’s employment with the Company or any time thereafter, make (directly or indirectly) any false, defamatory or disparaging statements or disclosures about Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the making of truthful statements that are required by applicable law, regulation or legal process.

e.
Executive shall be afforded an opportunity to review and comment on the Form 8-K and internal release regarding her retirement, Senior Advisor role and the matters addressed herein, with such comments to be considered in good faith by the Company.

3.	Consideration.

a.
Executive acknowledges that the consideration described in this Section 3 and all of its subparts is comprised of valuable compensation to which Executive was not otherwise entitled and to which Executive has no independent claim.  Subject to Executive signing (and not revoking) this Agreement and complying with all of the terms and conditions of this Agreement: during her continuous employment with the Company, (a) Executive will continue to receive her current base salary at (1) an annualized rate of $945,000 from the Effective Date through the Retirement Date; and (2) an annualized rate of $472,500 during the Advisory Period; (b) Executive will continue to be eligible to receive her 2025 annual cash incentive award (such amount, if any, determined based on a target bonus opportunity of 125% of base salary actually received by Executive during 2025 pursuant to the preceding clause (a) and actual performance determined in accordance with the terms of such award), payable in the ordinary course; (c) Executive’s Equity Awards will continue vesting in accordance with the terms of the corresponding award agreement (for the avoidance of doubt, including with respect to any vesting event occurring on the Separation Date); (d) Executive will retain her Company computer through the Advisory Period, which computer shall, at the Separation Date, become her personal property (provided that the Company have an opportunity no later than 3 days prior to the Separation Date to review the contents of such computer and remove any work product, confidential information and other materials or other Company-related files); (e) a lump sum cash payment up to a maximum of $15,000, reflecting reimbursement of

Executive’s attorney’s fees, payable within 30 days of the date that this Agreement becomes irrevocably effective, (f) subject to Executive’s execution and non-revocation of the supplemental release attached hereto as Exhibit B (the “Supplemental Release”), Executive will receive a lump sum cash severance payment equal to ten (10) times the monthly premium required to be paid by Executive to continue Executive’s group health care coverage as in effect for the year in which the Separation Date occurs, based on the monthly COBRA premium in effect as of the Separation Date, with such amount paid during the first payroll period following the date on which the Supplemental Release becomes effective; and (g) except as provided herein, Executive shall remain eligible to participate in the Company’s benefit plans in the same manner and at the same level as applied to Executive as of immediately prior to the Effective Date.  Notwithstanding the foregoing, Executive acknowledges and agrees that, as of the Effective Date, Executive shall not be eligible for any new grants of annual cash incentive awards or equity incentive awards.  In the event Executive voluntarily resigns her employment for any reason prior to the Separation Date, the Company shall cease to provide the compensation set forth in Section 3, unless otherwise required under the applicable compensation plan or agreement, and all Equity Awards will be treated in accordance with their terms.

b.
Reference is made to the following unvested portions of Executive’s equity awards outstanding as of the date hereof (each, an “Equity Award”, and collectively, the “Equity Awards”), each of which has been (or, as of the Separation Date, will be) outstanding for at least twelve (12) months from the first anniversary of the applicable Equity Award grant date: (i) the Restricted Stock Award Agreement between Executive and the Company, dated January 3, 2022 (Service-Based) (covering 161 unvested Restricted Shares); (ii) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2023 (Service-Based) (covering 1,111 unvested Restricted Stock Units); (iii) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2024 (Service-Based) (covering 2,857 unvested Restricted Stock Units); (iv) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2025 (Service-Based) (covering 8,571 unvested Restricted Stock Units); (v) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2023 (Performance-Based) (covering 4,999 Performance Units at target (which number may increase or decrease based on actual performance, determined in accordance with such award agreement)); (vi) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2024 (Performance-Based) (covering 6,428 Performance Units at target (which number may increase or decrease based on actual performance, determined in accordance with such award agreement)); and (vii) the Restricted Stock Unit Award Agreement between Executive and the Company, dated January 3, 2025 (Performance-Based) (covering 12,857 Performance Units at target (which number may increase or decrease based on actual performance, determined in accordance with such award agreement)).

c.
Upon the occurrence of the Separation Date, any unvested portion of Executive’s Equity Awards that is not eligible to vest in connection with Executive’s voluntary resignation (including pursuant to any applicable retirement vesting provisions) shall be immediately forfeited for no consideration.

4.
General Release and Waiver of Claims.  Executive acknowledges and agrees that Executive has had the opportunity to consult with counsel, and Executive, on behalf of herself and each of her heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including Executive, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, members, stockholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, attorneys’ fees, enhanced or liquidated damages, penalties, fines, settlements, accountings or liabilities of whatever kind or character including any claims under any federal, state, local or foreign law that the Releasors may have, whether known or unknown, against Releasees arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service (collectively, “Claims” and each, a “Claim”), including: any claim of employment discrimination, harassment, or retaliation under, or any alleged violation of, any federal, state, or local law, rule, regulation, ordinance or Executive Order, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Arizona Employment Protection Act (AEPA), the Arizona Civil Rights Act, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, Arizona right-to-work laws, Arizona employee drug testing laws, Arizona genetic testing laws and the Arizona Medical Marijuana Act; provided, however, that Executive does not release, discharge or waive any rights to:  (a) the consideration described in this Agreement (including the Equity Awards) in accordance with its terms; (b) any indemnification rights Executive may have in accordance with applicable law or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of Executive’s service as an employee of the Company; (c) any vested rights or benefits Executive had under any employee benefit plans governed by ERISA and (d) any other claims that cannot by law be released by private agreement.  Executive further represents and warrants that as of the date hereof, Executive has been timely paid all compensation owed to her for services rendered through the Retirement Date, including all salary, wages, bonuses, commissions and reimbursements (if applicable), except for compensation and benefits to be paid after the date hereof as explicitly described in this Agreement. This Section 4 does not apply to any Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), or any other claims that may not be released as a matter of law.  Claims arising under the ADEA are specifically released by Section 5, below.

Executive acknowledges that she may hereafter discover Claims or facts in addition to or different from those that Executive now knows or believes to exist with respect to the subject matter of this release and that, if known or suspected at the time of executing this Agreement (including the release herein), may have materially affected this release or Executive’s decision to enter into it.  Nevertheless, Executive, on behalf of herself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

5.
ADEA.  In further consideration of the payments and benefits provided to Executive under this Agreement, Executive, on behalf of herself and the other Releasors, hereby unconditionally releases and forever discharges Releasees from any and all Claims arising under the ADEA that Releasors may have as of the date Executive signs this Agreement.  By signing this Agreement, Executive hereby acknowledges and confirms the following:  (a)  Executive was advised by the Company in connection with her separation to consult with an attorney of her choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including the terms relating to Executive’s release of claims arising under the ADEA, and Executive has in fact consulted with an attorney or chosen not to do so; (b) Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of her choosing with respect thereto; (c) Executive knowingly and voluntarily accepts the terms of this Agreement; and (d) Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which Executive is already entitled.  Executive also understands that she has seven (7) days following the date on which she signs this Agreement within which to revoke the release contained in this Section 5 by providing the Company with a written notice of her revocation of the release and waiver contained in this Section 5.  Specifically, such written notice of revocation shall be provided by email to the Company’s General Counsel and Secretary.  Executive’s timely revocation of this release and waiver shall not affect Executive’s and the Company’s respective rights and obligations as set forth in the remaining sections of this Agreement (including with respect to the termination of Executive’s employment), except that such revocation shall result in the immediate forfeiture of Executive’s rights to receive any of the consideration set forth in Section 3 of this Agreement.

6.
No Assignment.  Executive represents and warrants that she has not assigned any of the Claims being released under this Agreement.  The Company may assign this Agreement, in whole or in part, to any affiliate or any successor in interest to the Company.

7.
Proceedings.  Executive represents and warrants that Executive has not filed, and except as provided in this Section 7, Executive agrees not to initiate, or cause to be initiated, any complaint, charge, claim or proceeding against Releasees before any local, state or federal agency, court or other body relating to her employment or the termination of her employment, other than with respect to the obligations of the Company to Executive under this Agreement or any indemnification rights Executive may have as described in Section 4 (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  Executive waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.  This Section 7 shall not preclude Executive from filing any Proceeding challenging the validity of Executive’s waiver of Claims arising under the ADEA.  However, Executive acknowledges and agrees that it is Executive’s intention that all claims under the ADEA will be waived, except as explicitly provided otherwise in the immediately following sentence.  Executive further acknowledges that she is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or Proceeding of the U.S. Securities and Exchange Commission (“SEC”), Arizona Civil Rights Division, the Equal Employment Opportunity Commission, National Labor Relations Board or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  In addition, nothing in this Agreement prohibits Executive from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the SEC; (ii) providing confidential information to the SEC, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

8.
Severability; Amendment; Entire Agreement.  In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.  This Agreement may be amended, changed or modified only by a written document signed by the Company and Executive.  No waiver of this Agreement or of any of the promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.  This Agreement (including the exhibits attached hereto), the Equity Awards referenced herein and any other documents or agreements incorporated herein contain the entire agreement between Executive and the Company concerning Executive’s employment with the Company and her termination therefrom.  In interpreting this Agreement, the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. Any and all prior agreements, representations, negotiations and understandings between the Company and Executive, oral or written, express or implied, relating to the subject matter herein, are hereby superseded.

9.	No Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

10.
Governing Law; Forum; Disputes; Remedies.  This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Arizona, without reference to principles of conflict of laws.  Any dispute or claim relating to or arising out of the employment relationship between Executive and the Company or the termination of that relationship shall be resolved by confidential, binding arbitration in Phoenix, Arizona, before, and in accordance with the rules of, the American Arbitration Association (the “AAA”) in

accordance with the commercial arbitration rules of the AAA.  Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1‑16), as amended, modified or supplemented from time to time.  For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment with the Company that is not otherwise subject to arbitration as described in this Section 10, Executive:  (a) agrees to submit to the exclusive jurisdiction of the federal or state courts located in Phoenix, Arizona; (b) waives any objection to personal jurisdiction or venue in such jurisdiction, and agrees not to plead or claim forum non conveniens; and (c) waives her respective rights to a jury trial of any claims and causes of action, and agrees to have any matter heard and decided solely by the court.  If Executive fails to honor her obligations under this Agreement, the Company expressly reserves all rights and remedies available to it under applicable law, including forfeiture of amounts that would have been delivered to Executive absent a violation of her obligations under this Agreement, repayment of any amounts previously delivered to Executive pursuant to this Agreement and the right to recover all costs and expenses (including legal fees) that the Company is forced to incur because of Executive’s failure to honor her obligations under this Agreement.

11.
Restrictive Covenants.  Executive acknowledges and hereby reaffirms her obligation to comply with the Company’s Incentive Compensation Recovery Policy, its Clawback Policy and/or the restrictive covenants contained therein or in any equity award agreement (including the Equity Award agreements) or any other agreement between Executive and the Company and that, except as otherwise agreed to in writing by Executive and the Company, nothing in this Agreement shall release Executive from her obligations pursuant to such restrictive covenants.

12.
Section 409A.  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  To the extent required by the Code, Executive’s termination of employment on the Separation Date will constitute a “separation from service” within the meaning of Section 409A of the Code.  Any payment hereunder shall be made within the Section 409A short-term deferral period, and if the timing of the required release under Section 4 or Section 5 could result in the deferral of payment to a subsequent tax year, such payment shall not be made until such subsequent tax year.

13.
Withholding of Taxes and Other Deductions.  The Company will withhold from any amounts payable under this Agreement all federal, state, local or other taxes and other deductions up to the maximum rate legally required to be withheld.

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The Company and Executive have executed this Agreement effective as of the Effective Date.

COMPANY,

By	/s/ Christopher J. Arntzen
	Name:	Christopher J. Arntzen
	Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE,

By	/s/ Julia M. Laulis
	Name:	Julia M. Laulis

[Signature page to Retirement Agreement and General Release]

Exhibit A

Advisory Services

Advice and assistance with the orderly transition of her duties and responsibilities to the Company’s new Chief Executive Officer.

Advice and assistance regarding business strategy, financial reporting, government relations and investor relations.

Transition of tasks previously performed by Executive and review of transitioned results.

Executive will generally take direction from the Board or their respective designee, regarding services in the areas listed above or, subject to mutual agreement of the parties, other areas.

A-1

Exhibit B

SUPPLEMENTAL RELEASE

This SUPPLEMENTAL RELEASE (this “Supplemental Release”) is made as of                         , 202[7]1 by and between the undersigned and Cable One, Inc., a Delaware corporation (“Cable One”, and collectively with its affiliate companies and subsidiaries, the “Company”).  On May 29, 2025, you signed a Retirement Agreement and General Release of Claims (the “Primary Agreement”).  As required by the Primary Agreement, by signing this Supplemental Release, you renew and reaffirm your release and waiver of all Claims against the Releasees through the date of your execution of this Supplemental Release.  Capitalized terms used in this Supplemental Release that are not defined in this Supplemental Release have the meanings as used or defined in the Primary Agreement.

In accordance with the ADEA, you acknowledge and agree that you have been fully advised of your rights under the ADEA with respect to the Primary Agreement and this Supplemental Release and the ADEA related provisions of the Primary Agreement are hereby incorporated by reference into this Supplemental Release.  Such understandings include, but are not limited to, that you have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of twenty-one (21) days in which to consider whether to enter into this Supplemental Release.  You understand that you do not have to use the entire twenty-one (21) day period before signing this Supplemental Release, and may waive this right.  If you enter into this Supplemental Release, you understand that you may revoke the Supplemental Release within seven (7) days of accepting it and that any such revocation must be in writing, sent by email to the Company’s General Counsel and Secretary, and sent on or before the end of the seventh (7th) day after your timely execution of this Supplemental Release.  If you fail to sign or revoke this Supplemental Release, you understand and agree that this Supplemental Release will be null and void, and that you will not be entitled to receive certain consideration described in the Primary Agreement.  If you do not revoke this Supplemental Release, it will become effective on the eighth (8th) day after you execute it without any further action by you.

You understand that your entitlement to the consideration representing ten (10) times your monthly COBRA premium, described in the Primary Agreement, is conditioned upon you signing, not revoking, and abiding by the terms of the Primary Agreement and this Supplemental Release and, in order to receive such consideration, you understand that you must execute this Supplemental Release no earlier than the day after the Separation Date and return a copy by email to the Company’s General Counsel and Secretary within twenty-one (21) days of the Separation Date.

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1 To be dated no earlier than the Separation Date.
B-1

The Company and Executive have executed this Supplemental Release effective as of                               , 202[7].2

COMPANY,

By
	Name:	[●]
	Title:	[●]

EXECUTIVE,

By
	Name:	Julia M. Laulis

2 To be dated and signed no earlier than the Separation Date.
[Signature page to Supplemental Release]